Chembio Supports CSF Leak Research at SUNY-Stony Brook

Tuesday December 21, 9:00 am ET

Acquires Exclusive Option to License Technology

MEDFORD, N.Y.--(BUSINESS WIRE)--Dec. 21, 2004--Chembio Diagnostics, Inc. (OTCBB: CEMI - News) announced today that it has entered into an agreement with The Research Foundation of State University of New York ("SUNY"), acting on behalf of the Center for Biotechnology at Stony Brook University, to support a project entitled "Rapid Identification of Cerebrospinal Fluid in Biological Fluids," commonly known as CSF Leak. Chembio has been granted an exclusive option to negotiate a license with SUNY to the patent and/or all other proprietary technology coming out of this research project.

CSF leak occurs when there is a tear in the dura (the membrane that surrounds the brain and spinal cord in which the CSF is found). CSF leaks may occur spontaneously or by invasive procedures, either traumatic or non-traumatic. CSF leaks can occur as result of the placement of a needle/catheter for anesthesia and analgesia, as a result of trauma, skull fractures, intracranial surgical procedures, infection, and other reasons. CSF leaks are one of the more persistent problems encountered in neurosurgical practice.

Dr. Srinivas Pentyala, an Assistant Professor of Anesthesiology/Urology/Physiology & Biophysics at the School of Medicine, Stony Brook University, Stony Brook, New York will lead this project on behalf of the University. The initial one year agreement is for a total project cost of $80,000, which will be shared by the Center for Biotechnology and Chembio. Additional state and federal grant support is anticipated if the project proceeds through its milestones.

Dr. Peter Glass, Chairman of the Anesthesiology Department at the School of Medicine at Stony Brook University commented: "CSF Leak is an area where I believe a rapid diagnostic test could be of tremendous value to enhance patient safety and the tools available to Physicians, EMTs, RNs, and PA's. Dr. Pentyala has done a tremendous amount of work in his laboratory in establishing the feasibility of this project and we look forward to continued developments so that Chembio can take this technology and commercialize it to serve these needs."

Lawrence A. Siebert, President of Chembio commented: "We are proud to be in on the development of another product with SUNY-Stony Brook. We were involved in the development of the only rapid test for Lyme Disease combining technology developed at SUNY-Stony Brook with our rapid test platform. SUNY-Stony Brook is an important partner and we look forward to future collaborations."

With the ability to rapidly identify CSF in body fluids, health care providers might be able to avoid associated complications in invasive procedures. Such a test could serve as a tool to rapidly decide on optimal patient management as well as help assess the efficacy of treatment. It could also be used as a routine test for anyone undergoing epidural anesthesia, suffering base of skull fracture, skull based surgery or other procedures where it is important to detect the presence of CSF.

In connection with this work, a patent was filed with the US Patent and Trademarks Office.

ABOUT THE RESEARCH FOUNDATION

The Research Foundation of SUNY administers sponsored research and public service projects that are funded by a wide range of sponsoring entities including governments, corporations, and foundations. New technologies and knowledge generated through these activities have led to the creation of new industries such as biotechnology and photonics and have helped existing industries such as wood products, ceramics and agriculture remain competitive in today's global economy.

ABOUT THE CENTER FOR BIOTECHNOLOGY

The Center for Biotechnology is a New York State Center for Advanced Technology supported by the New York State Office of Science, Technology and Academic Research (NYSTAR). The Center for Biotechnology focuses its resources on the translation of academic research into commercial products both alone, and in partnership with New York State bioscience companies. The Center has contributed to the development of such products as ReoPro(TM), Periostat® and V3D Colon(TM) virtual colonoscopy, and catalyzed the creation of six new companies over the last five years. The Center also invests considerable resources in the creation of infrastructure to support industry growth, and participated as a founder of the Long Island High Technology Incubator, the New York Biotechnology Association, and the Long Island Life Sciences Initiative. Total economic impact related to the Center's activities for the five year period 1998-2003 was $499 million.

ABOUT CHEMBIO

Chembio Diagnostics, Inc. possesses expertise in the development and manufacturing of rapid test products for various indications, including HIV, Tuberculosis and Mad Cow Disease. As part of Chembio's strategy to provide its HIV rapid tests to millions of people worldwide through governmental and non-governmental agencies, selected distributors and strategic partners, Chembio Diagnostics, Inc. (through its subsidiary Chembio Diagnostic Systems Inc.) has recently participated in numerous evaluations of its HIV rapid tests with leading agencies and companies around the world. Chembio is currently completing clinical trials in the United States for two of its HIV rapid tests, Sure Check and HIV Stat-Pak, in support of a planned submission to the FDA for US regulatory approval, which is anticipated in 2005. Chembio signed a technology transfer agreement with the Oswaldo Cruz Institute in February 2004 for one of its HIV tests and is a supplier to Prionics AG for a new rapid test for Mad Cow Disease that has been developed and is awaiting regulatory clearance in Europe. Chembio's headquarters are located at 3661 Horseblock Road, Medford, NY 11763. Chembio's telephone number is 631-924-1135. Email can be directed to info@chembio.com. Additional information can be found at www.chembio.com

Forward Looking Statements

This release contains forward-looking statements regarding Chembio's future plans and expected performance that are based on assumptions and expectations that Chembio believes are reasonable. A number of risks, uncertainties and other factors could cause any of the assumptions and expectations to be incorrect and could cause actual results to differ materially from those reflected in the forward-looking statements. Some of these risks, uncertainties and other factors include, but are not limited to, the demand for our products, our ability to obtain our products from our suppliers, our ability to maintain commercially feasible margins given significant competition, and other factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Chembio undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risks described in other documents that Chembio files from time to time with the Securities and Exchange Commission, including its Registration Statement on Form SB-2, a copy of which is located at http://www.sec.gov.

Contact:
CEOcast, Inc. for Chembio Diagnostics
Ed Lewis, 212-732-4300x225